Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Webster Financial Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Webster Financial Corporation (pertaining to 2004 Amended and Restated Stock Option Plan for Outside Directors of NewMil Bancorp, Inc. and 2004 Amended and Restated Stock Option Plan and Incentive Plan for Officers and Key Employees of NewMil Bancorp, Inc.) of our reports dated March 10, 2006, with respect to (i) the consolidated statements of condition of Webster Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference in the Registration Statement.
/s/ KPMG LLP
Hartford, Connecticut
October 6, 2006